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                                                                     EXHIBIT 4.4

                                                                  CONFORMED COPY

                                    LICENSE AGREEMENT dated as of January 31,
                                    2003, between QUILMES INDUSTRIAL (QUINSA)
                                    SOCIETE ANONYME, a Luxembourg corporation
                                    ("QUINSA"), and COMPANHIA DE BEBIDAS DAS
                                    AMERICAS - AMBEV, a Brazilian sociedade
                                    anonima ("AMBEV").

         WHEREAS, pursuant to the Share Exchange Agreement dated as of May 1, 2002 (the "SHARE EXCHANGE AGREEMENT"), AmBev agreed to grant to Quinsa a perpetual, royalty free, exclusive license to the AmBev beer brands in the Territory pursuant to certain conditions set forth in this Agreement;

         WHEREAS, AmBev and Quinsa recognize that the success of this License Agreement depends upon the fulfillment of the needs of retailers and consumers in the Territory, upon the execution of aggressive, sound and ethical marketing efforts, and upon a conscientious regard for customer service; and

         WHEREAS, certain terms used in this Agreement are defined in Section 16 and all other capitalized terms used herein and not otherwise defined have the meanings set forth in the Share Exchange Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AmBev and Quinsa hereby agree as follows:

1.       GRANT OF LICENSE TO PRODUCE LICENSED AMBEV BEER.

1.1. License. Subject to any applicable legal restrictions, AmBev hereby grants to Quinsa, on the terms and conditions set forth in this License Agreement, the exclusive right and license to produce, have produced, bottle, have bottled, distribute, have distributed, sell and have sold, Licensed AmBev Beer (as defined below) under the Marks in the Territory.

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1.2.     Inspection and Control.

a) All Beer produced by or under contract for Quinsa or its Affiliates for sale in the Territory under the Marks (the "LICENSED AMBEV BEER") shall be in conformance with the Technical Industrial Information and shall be of a substantially uniform quality within reasonably designated specifications as determined from time to time by AmBev.

b) Every month during the term of this License Agreement, Quinsa, at Quinsa's expense, shall deliver to AmBev at a specified test facility located in Brazil, representative product samples of recently produced Licensed AmBev Beer from each brewery at which it is produced by or on behalf of the Quinsa, to enable AmBev or its Affiliates to determine compliance with Section 1.2.a). Quinsa shall also supply to AmBev monthly reports substantially in the form of Attachment D hereto.

c) At all reasonable times during normal business hours, upon at least seventy-two (72) hours prior notice to Quinsa, Quinsa agrees to permit AmBev and/or its duly authorized representatives to (i) visit and inspect any of the properties or facilities at which Licensed AmBev Beer is produced, bottled, processed, packaged or stored by or for Quinsa or its Subsidiaries, and (ii) inspect the brewing facilities, brewing procedures, brewing laboratories, packaging and storage and quality control procedures relating to Licensed AmBev Beer. Quinsa will fully cooperate with AmBev with respect to such inspection and will keep AmBev advised of each location at which the activities related to the production, bottling, distribution, marketing or sale of Licensed AmBev Beer are taking place.

1.3. Permitted Breweries. Prior to the commencement of Commercial Brewing of Licensed AmBev Beer at a brewery, Quinsa shall obtain AmBev's written approval of the brewery as a brewery for the production of Licensed AmBev Beer, except that Quinsa shall have the right to brew Licensed AmBev Beer at any brewery owned or operated by Quinsa as of the date of this License Agreement as listed on Attachment B hereto for so long as the relevant brewery continues to be owned or operated by Quinsa. In the exercise of its approval right, AmBev may require, as a condition for such approval, modifications to each brewery at which Licensed AmBev Beer is to be brewed and at related storage facilities. Further, with respect to each brewery at which Licensed AmBev Beer is to be brewed, Quinsa (after consultation with, and inspection by, AmBev) will conduct or cause to be conducted commercial scale brew tests of the particular Licensed AmBev

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Beer to be produced at that brewery; provided that, with respect to the breweries located at Quilmes, Zarate, Corrientes, Mendoza, Tucuman, and Ipane AmBev shall complete its inspection within 30 (thirty) days after the date hereof.

1.4.     Licensed AmBev Beer Ingredients.

a) AmBev will sell to Quinsa, and Quinsa will purchase only from AmBev (or its designee), the culture yeast needed for the production of Licensed AmBev Beer pursuant to this License Agreement.

b) Culture yeast purchased by Quinsa from AmBev (or its designee) shall be handled as prescribed by AmBev. Quinsa shall not propagate, or permit any other Person to propagate, such culture yeast (other than in the production of Licensed AmBev Beer), nor shall Quinsa disclose the details of, or use, or allow any other Person to use, such culture yeast for any purpose other than the production of Licensed AmBev Beer in accordance with the terms of this License Agreement. Quinsa shall not sell, transfer or deliver any such culture yeast to any Person other than AmBev or a Person designated by AmBev (or otherwise permit any such other Person to obtain the same) without the prior written consent of AmBev.

c) All sales of culture yeast by AmBev (or its designee) to Quinsa for use in connection with Licensed AmBev Beer shall be (i) in the event that AmBev does not produce such product, at the same price and upon the same terms as purchases of such product are made by AmBev from its suppliers, or (ii) in the event that AmBev produces such product, at a price equal to AmBev's cost of production; provided that Quinsa, will pay to such suppliers or reimburse AmBev, as the case may be, for any incremental costs arising in connection with the delivery of such product to the facility or facilities at which Licensed AmBev Beer is being produced, including but not limited to transportation costs and any and all import or other taxes. Unless otherwise agreed, the prices shall be F.O.B. AmBev's designated facility.

d) All payments by Quinsa for cultured yeast, unless otherwise directed by AmBev, shall be made within sixty (60) days of the appropriate shipment by AmBev (or its designee), in U.S. Dollars by such means as are specified in written instructions provided by AmBev (or its designee) from time to time. Amounts expressed in a currency other

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         than U.S. Dollars shall be converted into U.S. Dollars at the exchange rate prevailing on the due date for such payment.

e) Quinsa shall obtain such licenses and approvals as may be necessary in connection with the import into and use of the culture yeast in the Territory.

2. EXCLUSIVITY.

2.1.     Restrictions on Quinsa.

a) Other Brazilian Brands. Quinsa will not, without the express written approval of AmBev, in any manner produce, sell or distribute any Beer that is marketed or sold in Brazil under a trademark or trade name that is of Brazilian origin (a "BRAZILIAN BEER") unless such trademark or tradename is owned by, or licensed to, AmBev.

b) Licensed AmBev Beer Outside of Territory. Except to the extent that Quinsa and AmBev hereafter agree in writing to extend beyond the Territory the markets in which Quinsa may produce, have produced, bottle, have bottled, distribute, have distributed, sell or have sold, Licensed AmBev Beer, Quinsa will not, and shall insure that its Affiliates will not, directly or indirectly:

         (i) actively solicit orders for Licensed AmBev Beer, or establish any branch or maintain any distribution depot for the sale of Licensed AmBev Beer outside of the Territory;

         (ii) accept any order for Licensed AmBev Beer for delivery outside of the Territory; or

         (iii) sell, distribute or resell Licensed AmBev or any Brazilian Beer to any purchaser located in a country outside of the Territory, or to a purchaser located in the Territory if Quinsa knows or reasonably should have known that the purchaser intends to directly or indirectly sell, distribute or resell Licensed AmBev Beer outside of the Territory.

c) Notwithstanding anything to the contrary contained herein, AmBev agrees that Quinsa may continue to produce, sell and distribute Beer both inside and outside of the Territory under the Heineken trademark and tradename and otherwise comply with the terms and conditions of the trademark license, technical assistance and other related agreements currently in effect between Heineken International BV, on

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         the one hand, and Quinsa and its affiliates, on the other hand. AmBev further agrees that neither Quinsa nor any of its Affiliates shall be required, by reason of this License Agreement, to take any actions which violate the terms of such agreements. Quinsa represents and warrants that the execution, delivery and performance of this Agreement do not contravene, conflict with, constitute a breach or default under, or give rise to any right of termination or loss of material benefit under, any of the agreements between Quinsa or any of its Affiliates and Heineken N.V. or any of its Affiliates, except for any such contraventions, conflicts, breaches, defaults, rights of termination and losses of material benefit as have been unconditionally and unrevocably released pursuant to the terms of the Memorandum of Agreement dated as of January 13, 2003 between Quinsa and Heineken International B.V. or the terms of the releases contemplated thereby.

2.2.     Restrictions on and Rights of AmBev.

a) Sales in the Territory. Until such time, if any, as this License Agreement is terminated pursuant to the Section 9, AmBev will not:

         (i) produce, sell, bottle, distribute or resell Licensed AmBev Beer inside the Territory, except as may otherwise be expressly contemplated by this License Agreement;

         (ii) sell, distribute or resell Licensed AmBev Beer to any purchaser located in a country outside the Territory, if AmBev knows or reasonably should have known that the purchaser intends to directly or indirectly sell, distribute or resell Licensed AmBev Beer inside the Territory;

         (iii) grant to any other Person any license or other right to produce, sell, distribute or resell or have produced, sold, distributed or resold Licensed AmBev Beer inside the Territory.

b) Sales by AmBev Outside the Territory. Subject to this Section 2.2, AmBev retains the right to produce, bottle, sell, distribute or resell or direct or license others to produce, bottle, sell, distribute or resell Beer or any other AmBev product outside of the Territory, including, but not limited to, Beer using Marks identical to those used for Licensed AmBev Beer.

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3. MARKETING ADVERTISING AND PROMOTION

3.1. Overall Brand Strategy. Quinsa (or, if Quinsa enters into a sublicense pursuant to Section 13.11 with respect to any portion of the Territory, the Quinsa Subsidiary holding the sub-license), after consultation with AmBev, shall develop the overall policies and present to Quinsa Board of Directors (or to the board of directors of such Quinsa Subsidiary) for approval, the overall policies and strategies relating to the market positioning of Licensed AmBev Beer, including, without limitation, the policies and strategies relating to image, class and target price and shall determine the fit and placement of Licensed AmBev Beer within Quinsa's brand portfolio. Such overall policies and strategies must be consistent with AmBev's policies and strategies for Licensed AmBev Beer outside the Territory.

3.2.     Marketing Manager.

a) AmBev shall have the exclusive right to nominate a person familiar with the AmBev marketing policies, standards and procedures to act as the marketing manager for the Territory (the "MARKETING MANAGER"); provided that, if at any time, Quinsa advises AmBev that the nature or scope of sales of Licensed AmBev Beer in any portion of the Territory covered by the Marketing Manager are such that it is not practicable or advisable for the Marketing Manager to continue to be the marketing manager for the entire Territory, AmBev will nominate another such person or persons to act as marketing managers for the portion or portions of the Territory as to which Quinsa provides such advice (all such persons so designated by AmBev being referred to herein collectively as the "MARKETING MANAGERS"). The appointment of any Marketing Manager shall require the mutual consent of AmBev and Quinsa; provided Quinsa shall hire each of the Marketing Managers as its own employee, pay the salary of, and all other employee compensation for, each of the Marketing Managers and for up to two additional persons selected by the Marketing Managers to assist them in the performance of their duties under this License Agreement. The Marketing Managers shall report to Quinsa's marketing director (the "QUINSA MARKETING DIRECTOR") and shall have the responsibilities and authority set forth below in this Section 3.2. AmBev and Quinsa shall each have the right to propose the removal of any Marketing Manager so long as such proposal is made in good faith and based on the failure or alleged failure of such Marketing Manager to competently perform his/her duties. The Party proposing the removal of any Marketing Manager shall notify the other Party of the reasons why such removal

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         is requested and the Party receiving such notice shall consider in good faith the removal of such Marketing Manager. The removal of any Marketing Manager shall require the mutual agreement of AmBev and Quinsa; provided that neither Party may unreasonably withhold its consent to a removal proposed by the other Party. Notwithstanding the foregoing, AmBev shall have the right to promote any individual in the position of Marketing Manager at any time within AmBev's organization without Quinsa's prior approval. Upon removal of a Marketing Manager, AmBev shall designate and Quinsa shall appoint a new Marketing Manager in place of the removed Marketing Manager.

b) Each Marketing Manager, with respect to the portion of the Territory for which such Marketing Manger shall:

         (i) work with the Quinsa Marketing Director in developing, using criteria and a format substantially similar to those used by Quinsa in connection with Beer produced and sold by Quinsa other than the AmBev Licensed Beer (the "QUINSA BRANDS"), and presenting for approval pursuant to Section 3.4, a proposed annual marketing plan for Licensed AmBev Beer;

         (ii) work with the Quinsa Marketing Director in overseeing and managing the implementation of the Marketing Plan provided that Quinsa shall fully cooperate with and assist the Marketing Manager in so implementing the Marketing Plan;

         (iii) act as a liaison between AmBev and Quinsa with respect to marketing, advertising and promotional materials, plans and activities relating to Licensed AmBev Beer and, as such, provide to Quinsa all information reasonably requested by Quinsa concerning AmBev's brand design parameters, bottles, labels, cans and closures; and

         (iv) submit to Quinsa Board of Directors' prior approval, any material modifications to any Marketing Plan.

3.3. Sales Manager. AmBev shall have the exclusive right to nominate a person familiar with the AmBev sales policies, standards and procedures to act as the sale manager for the Territory (the "SALES MANAGER"); provided that, if at any time, Quinsa advises AmBev that the nature or scope of sales of Licensed AmBev Beer in any portion of the Territory covered by the Sales Manager are such that it is not practicable or advisable for the Sales Manager to continue to be the sales manager for the entire Territory, AmBev will nominate another such person or persons to act as sales managers for

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the portion or portions of the Territory as to which Quinsa provides such advice
(all such persons so designated by AmBev being referred to herein collectively as the "SALES MANAGERS"). The appointment of any Sales Manager shall require the mutual consent of AmBev and Quinsa; provided Quinsa shall hire each of the Sales Managers as its own employee, pay the salary of, and all other employee compensation for, each of the Sales Managers and for up to two additional persons selected by the Sales Managers to assist them in the performance of their duties under this License Agreement. The Sales Managers shall report to Quinsa's director of sales and shall be in charge of interacting with regional sales managers in order to oversee regional sales strategies and promotions for Licensed AmBev Beer. AmBev and Quinsa shall each have the right to propose the removal of any Marketing Manager so long as such proposal is made in good faith and based on the failure or alleged failure of such Marketing Manager to competently perform his/her duties. The Party proposing the removal of any Marketing Manager shall notify the other Party of the reasons why such removal is requested and the Party receiving such notice shall consider in good faith the removal of such Marketing Manager. The removal of any Marketing Manager shall require the mutual agreement of AmBev and Quinsa; provided that neither Party may unreasonably withhold its consent to a removal proposed by the other Party. Notwithstanding the foregoing, AmBev shall have the right to promote any individual in the position of Sales Manager at any time within AmBev's organization without Quinsa's prior approval. Upon removal of a Sales Manager, AmBev shall designate and Quinsa shall appoint a new Sales Manager in place of the removed Sales Manager.

3.4.     Annual Marketing Plans.

a) The Parties shall use their respective best efforts to cause each Marketing Manager to (i) develop for each Agreement Year a Marketing Plan for the Territory or portion of the Territory for which such Marketing Manager is responsible and (ii) submit such Marketing Plan to the Quinsa Board of Directors for its approval as early as practicable prior to the beginning of such Agreement Year. If the Quinsa Board of Directors fails to approve any proposed Marketing Plan with respect to any portion of the Territory for any Agreement Year, then, until such time as the Quinsa Board of Directors approves such a Marketing Plan, the Marketing Plan for such portion of the Territory for such Agreement Year will be the last Marketing Plan for such portion of the Territory that was approved by the Quinsa Board of Directors, and the Parties shall use their best efforts to cause a revised Marketing Plan to be

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         presented to the Quinsa Board of Directors for its approval as promptly as practicable after the date of the meeting at which the Marketing
         Plan failed to be approved.

b) Quinsa and AmBev will use their best efforts to cause each Marketing Manager, on at least a quarterly basis, to meet with the Quinsa Marketing Director to discuss the applicable Marketing Plan, to review progress in implementing such Marketing Plan and to consider possible modifications to such Marketing Plan.

3.5. Advertising and Promotional Agencies. Quinsa, after appropriate consultation with, and approval by, AmBev, shall have the right to select and appoint any outside agencies to handle the advertising and promotion of Licensed AmBev Beer.

3.6.     Advertising Materials.

a) Quinsa agrees not to use, in connection with the sale or distribution of AmBev Licensed Beer, any marketing, advertising or promotional material or program unless such material or program has been approved by AmBev. All electronic communications materials or programs involving the Licensed AmBev Beer shall be submitted to AmBev for approval at each stage of development and production of such material or program (i.e., briefing, copy and offline) prior to use by Quinsa, such approval rights to be exercised by AmBev in good faith.

b) The Parties agree to use their best efforts to ensure that all marketing, advertising and promotional materials and programs used in connection with the production, bottling, distribution, marketing or sale by Quinsa of Licensed AmBev Beer:

         (i) are truthful and in accordance with the highest standards of commercial ethics;

         (ii)     are in good taste;

         (iii) do not disparage or impair the Marks, AmBev and its Affiliates, Quinsa or their respective Affiliates or Licensed AmBev Beer; and

         (iv) do not knowingly undermine or damage any of the overall marketing strategies contemplated by the Marketing Plan (in particular, but not limited to, product positioning and brand image strategies).

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3.7.     Marketing Cost Obligation. Notwithstanding anything to the contrary set forth herein, unless the Parties otherwise agree, Quinsa agrees that it will incur in each Budget Year, in respect of Marketing Costs in support of Licensed AmBev Beer, an amount, computed on a country by country basis, at least equal to the aggregate amount of all sales of Licensed AmBev Beer in that country during the Budget Year multiplied by the same percentage that the Marketing Cost expenditures made by Quinsa in such country during such Budget Year in support of the Quinsa Brands represented as a percentage of the aggregate amount of all sales by Quinsa of the Quinsa Brands in such country during such Budget Year. In the event of a product launch in any country or portion of the Territory, the Quinsa Board of Directors shall determine, at its discretion, an incremental amount of Marketing Costs in support of such product launch to be added to the Marketing Plan for that country or portion of the Territory during such Budget Year.

3.8.     Certain Acknowledgements.

a) Quinsa agrees that nothing in this License Agreement shall require AmBev or any of its Affiliates now or at any time during the term of this License Agreement to:

         (i) maintain or alter the formula, ingredients or packaging of Licensed AmBev Beer or the container thereof;

         (ii) restrict AmBev's or its Affiliates' production and/or sale of any brands of Beer other than Licensed AmBev Beer and/or other products outside the Territory; or

         (iii)    restrict its conduct of any other business; or

b) Quinsa agrees that nothing in this License Agreement shall permit Quinsa to alter the formula, ingredients, packaging or labeling of Licensed AmBev Beer.

4. AMBEV MARKS.

4.1.     Ownership of Marks. Quinsa hereby agrees that:

a) The Marks and the appurtenant goodwill and Intellectual Property are the sole property of AmBev in the Territory and elsewhere. Quinsa acknowledges the validity and enforceability of the Marks and the sole and exclusive ownership of those Marks and other related Intellectual

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         Property by AmBev. Quinsa agrees that it shall not, at any time during this License Agreement or thereafter, challenge said validity or enforceability of the Marks or other related Intellectual Property for any reason or AmBev's sole and exclusive ownership thereof.

b) Any registration of the Marks shall be made in the name and at the expense of AmBev or its Affiliates as the sole owner of such Marks and shall remain the property of AmBev or its Affiliates. AmBev shall continue to be the owner of the Marks in the Territory; provided that, until such time, if any, as this Agreement is terminated pursuant to
         Section 9 hereof, AmBev will not take any action with respect to any of the Marks in the Territory that is inconsistent with, or materially and adversely affects, the rights of Quinsa under this License Agreement.

c) Quinsa will not, by virtue of any activities hereunder, obtain any ownership interest in or title to the Marks or in any registrations thereof; and any uses it makes of such Marks shall inure only to the benefit of AmBev. If by operation of law, or otherwise, Quinsa shall obtain any ownership interest in or to any of the Marks, upon written request by AmBev or not, Quinsa shall promptly assign such ownership interest in the Marks to AmBev or its designee (or if AmBev so requests, grant a perpetual, royalty-free license to AmBev or its designee to use the Marks) without any charge. Each Party agrees to sign (at Ambev's expense) all agreements (and cancellation agreements) that the other may reasonably require relating to Licensed AmBev Beer in the Territory, provided that the terms of such agreement shall be consistent with the terms of this License Agreement.

d) Quinsa shall have no right to take or require any action with respect to registering or otherwise obtaining, maintaining or enforcing rights in and to the Marks, including, without limitation, any action with respect to the registration of any Mark or variation thereon as a trademark, service mark, trade name, business name or internet domain name in any national, state or local registry established for the purpose of recording the same, but shall cooperate (at AmBev's expense) in any such actions as requested by AmBev or its designee.

e) Except as permitted herein, Quinsa shall not, at any time during this License Agreement and thereafter, use or attempt to register (i) any mark confusingly similar to the Marks, or (ii) any label, package or product ornamentation confusingly similar to those used in connection with Licensed AmBev Beer, for any type of product.

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f)       Quinsa shall not combine any Mark with any other matter in any way (or use such Mark in any other manner) that may adversely affect its function as an indication of origin.

g) Quinsa shall have the right to use the Marks solely pursuant to this License Agreement.

4.2. Trademark Usage. All labels, containers, packaging and materials bearing a Mark shall be of a quality that conforms to the specifications approved by AmBev.

4.3. Limitations on License. Quinsa shall not, directly or indirectly, use, or authorize the use of, any of the Marks in connection with the production, bottling, distribution, marketing, sale or resale of Licensed AmBev Beer that does not meet the requirements set forth in Section 1.2.a) of this License Agreement or is otherwise not in compliance with this License Agreement.

5.   DISCLOSURE OF TECHNICAL INDUSTRIAL INFORMATION BY AMBEV.

5.1. Disclosure by AmBev of Technical Industrial Information. In furtherance of this License Agreement, AmBev shall disclose, to the extent not previously disclosed, as soon as practicable after the date hereof, to Quinsa such Technical Industrial Information as shall be necessary for Quinsa to fulfill its obligations and exercise its rights under this License Agreement. To the extent that AmBev acquires subsequent to the execution of this License Agreement new information or knowledge that would fall within the definition of Technical Industrial Information and would be necessary for Quinsa to fulfill its obligations or exercise its rights under this License Agreement, AmBev shall promptly disclose such information to Quinsa. AmBev shall not have any obligation to obtain patent protection on the Technical Industrial Information in the Territory, or, except as set forth in this License Agreement, to disclose to Quinsa any other technology used by AmBev either outside the Territory or that is held by AmBev under a confidentiality or similar agreement with a third party. The Technical Industrial Information shall be used by Quinsa exclusively in connection with Licensed AmBev Beer, unless otherwise agreed.

5.2. Grant of Rights in Technical Industrial Information. Subject to the confidentiality obligations set forth in Section 7, Quinsa shall have the right to use the Technical Industrial Information only to produce Licensed AmBev Beer pursuant to the terms of this License Agreement. No other right or

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benefit to use the Technical Industrial Information is hereby granted or intended, either directly or by implication, and no other right or benefit will be claimed by Quinsa except as herein provided (or otherwise agreed to by AmBev in writing).

5.3. Form of Technical Industrial Information. The Technical Industrial Information to be disclosed or made available by AmBev hereunder shall be delivered in English and shall be in accordance with technical standards used by AmBev at the time of preparation thereof.

6. UNDERTAKINGS OF THE PARTIES.

6.1. Quinsa's Undertakings. Except as otherwise expressly provided herein, Quinsa shall, at any and all times during the term of this License Agreement, and thereafter to the extent set forth in to Section 9.8, in addition to its other covenants set forth in this License Agreement:

a) maintain appropriate sales and delivery forces and a proper system for recording orders, deliveries and other pertinent matters customary in the marketing and distribution of Licensed AmBev Beer in the Territory (which records shall be available for discussion with AmBev's representatives, during Quinsa's regular business hours);

b) maintain, or cause others to maintain at all times, in warehouses that are suitable for such purposes, an inventory of Licensed AmBev Beer which it reasonably believes to be sufficient to meet anticipated demand;

c) apply to the production, bottling, distribution, marketing and sale of Licensed AmBev Beer, practices, procedures and standards consistent with the practices, procedures and standards applied by Quinsa and its Subsidiaries in connection with the production, bottling, distribution, marketing and sale of the Quinsa Brands;

d) to the extent available and commercially reasonable, obtain and maintain at all times during the term of this License Agreement and thereafter for so long as any Licensed AmBev Beer remains in distribution, product liability insurance covering its activities hereunder in amounts and on terms considered reasonable by Quinsa Board of Directors from time to time;

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e)       obtain such approvals, licenses and permits as may be required from time to time under the laws and regulations in the Territory in connection with the production, bottling, distribution, marketing and sale of Licensed AmBev Beer contemplated by this License Agreement;

f) (i) report to AmBev any non-routine or otherwise material correspondence or communications that it receives from (x) any Governmental Entity concerning Licensed AmBev Beer, or (y) any other Person if such correspondence or communications pertain to any claims, including, without limitation, (A) claims for product liability or infringement of Intellectual Property, or (B) material consumer complaints that reasonably would be expected to (i) result in material legal action against either Quinsa or AmBev, or (ii) materially adversely affect the reputation of Quinsa or AmBev, or (iii) result in the disclosure by Quinsa or AmBev of any product defects or the implementation by Quinsa or AmBev of any product recalls; and (ii) promptly provide to AmBev copies of such correspondence or communications;

g) comply in all material respects with the manual "Padrao de Processos Tecnicos" to be provided by AmBev to Quinsa. If any changes are made to such manual, Quinsa shall be given a reasonable amount of time to adhere to such changes;

h) adhere to all conditions that may be reasonably prescribed by AmBev in relation to the storage of Licensed AmBev Beer including:

         (i) ensuring that Licensed AmBev Beer that exceeds the expiration date referred to below is not sold in the marketplace;

         (ii) ensuring that all Licensed AmBev Beer that it produces or has produced is coded with an appropriate expiration date, such date to be based on an appropriate period between production and expiration of Licensed AmBev Beer to be agreed upon by the Parties promptly after the Effective Date; and

         (iii) follow with respect to the Licensed AmBev Beer practices and procedures relating to outdated, damaged or otherwise unmarketable inventory that are consistent with the practices and procedures followed by Quinsa and its Subsidiaries with respect to the Quinsa Brands in the Territory.

i) upon the occurrence of any material quality problem, (i) suspend the production, bottling, distribution, marketing, sale and resale (or cause the suspension of the production, bottling, distribution, marketing, sale and resale) of Licensed AmBev Beer immediately upon discovery by Quinsa of such problem or receipt by Quinsa of a request from AmBev for such suspension that is reasonable under the prevailing circumstances, (ii) promptly destroy any product with any such quality problem, and (iii) immediately notify AmBev and provide full details pertaining to such event, and provide written reports and other assistance as may reasonably required by AmBev in order to gain information pertaining to the event and to take any other appropriate action in response thereto;

j) promptly after any general manager of Quinsa or its Subsidiaries becomes aware of or has reason to believe that (i) any of AmBev's trade secrets, Marks, Intellectual Property, Technical Industrial Information or other Confidential Information or details pertaining thereto, or any of the terms, conditions or other facts contained in this License Agreement or with respect to Licensed AmBev Beer, have inadvertently or otherwise been disclosed to or obtained by or are being used by any unauthorized third party, or (ii) an unauthorized Person has gained access to culture yeast or any other ingredient supplied by AmBev or its designee for use in connection with this License Agreement or details pertaining thereto, immediately notify AmBev and provide full details pertaining to such event, and shall provide written reports and other assistance as may reasonably required by AmBev in order to gain information pertaining to the event and to take appropriate action in response thereto; and

k) use its best efforts and fully cooperate with AmBev in connection with the registration or obtaining, maintenance and enforcement of AmBev's or any of its Affiliate's rights in any to the Marks both inside and outside of the Territory.

6.2. AmBev's Undertakings. AmBev will, at any and all times during this License Agreement:

a) conduct AmBev's business in a manner that will reflect favorably upon Licensed AmBev Beer so as to preserve the goodwill of retailers and consumer acceptance of Licensed AmBev Beer in the Territory;

b) provide Quinsa with freshness and storage guidelines as well as other information useful in monitoring and maintaining the quality of Licensed AmBev Beer in the marketplace;

c) obtain such approvals, licenses and permits as it may require from time to time under the laws and regulations of Brazil in connection with the production, exportation, distribution, marketing and sale of Licensed AmBev Beer ingredients referred to in Section 1.3;

d) take all such actions in such manner as it may determine is appropriate in registering, obtaining, maintaining and enforcing its rights and/or its Affiliates' rights to the Marks both inside and outside of the Territory;

e) provide all necessary formulae, recipes, technical guidelines and process information to produce Licensed AmBev Beer in accordance with the terms of this License Agreement;

f) provide all necessary guidelines regarding packaging materials and their subsequent changes and improvements in due time to ensure an adequate chain of supply time to Quinsa's production facilities; and

g) provide the "Padrao de Processos Tecnicos" manual to be used in the production of the Licensed AmBev Beer pursuant to the terms of this License Agreement.

7. CONFIDENTIALITY.

7.1. Confidential Information. Quinsa acknowledges that AmBev, during the term of this License Agreement, may make available to Quinsa directly or to its Representatives certain Confidential Information.

7.2. Ownership of Confidential Information. All Confidential Information shall remain the sole property of AmBev. Quinsa shall not obtain any intellectual property rights in, nor have the right to use, except as stated herein, any such Confidential Information disclosed to it by or on behalf of AmBev.

7.3. Treatment of Confidential Information. Quinsa shall use the Confidential Information solely in connection with the performance of its obligations and the exercise of its rights under this License Agreement, and except as set forth in Section 7.4, will not, without AmBev's prior written consent, disclose the Confidential Information to any Person directly or indirectly, other than its Representatives who need to know such information in connection with performance by Quinsa of its obligations or the exercise by Quinsa of its rights hereunder; provided that Quinsa will advise its Representatives of the terms of this Section 7 and, if such Representatives are external advisors or agents, will further require such Representatives to acknowledge, in a manner acceptable to AmBev, the confidentiality of the Confidential Information. Quinsa will be responsible for any breach of this
Section 7 by its Representatives. Upon any termination of this License Agreement, Quinsa shall return to AmBev all of AmBev's Confidential Information, including all magnetic, computer-resident and other electronic data, photostatic, or other copies, or derivatives thereof, provided pursuant to this License Agreement. All other analyses, compilations and documents containing or reflecting any of the Confidential Information prepared by or on behalf of Quinsa shall be destroyed, such destruction to be confirmed in writing.

7.4. Disclosure Due to Requirements of Law. In the event that Quinsa is legally compelled, requested or required (by legal, administrative, or similar process, including but not limited to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose to any third party any of the Confidential Information, it shall provide AmBev with prompt written notice of any such request or requirement so that AmBev may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this License Agreement. If in the absence of a protective order or other remedy or the receipt from AmBev of a waiver, Quinsa is nonetheless legally compelled, as evidenced by receipt by AmBev of a written opinion of legal counsel to Quinsa reasonably acceptable to AmBev, to so disclose Confidential Information (including to any tribunal or administrative agency), Quinsa may, without liability hereunder, so disclose to the third party (including a tribunal or administrative agency) only that portion of the Confidential Information which such counsel advises is legally required to be disclosed, and will exercise its best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with AmBev to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information (including by such tribunal or administrative agency).

7.5. Specific Performance. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Section 7 by Quinsa and that, with respect only to Quinsa's confidentiality obligations under this Section 7, AmBev, subject to applicable law, shall be entitled to equitable relief, including, without limitation, provisional or injunctive relief, and/or specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by Quinsa of this Section 7, but shall be in addition to all other remedies available at law to AmBev. Quinsa agrees not to oppose the granting of such equitable relief on the ground that an adequate remedy exists at law, and to waive, and to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this
Section 7, if Quinsa has breached a provision of this Section 7, then Quinsa shall be liable and shall pay to AmBev the reasonable legal fees and any other expenses, in U.S. Dollars, that AmBev has incurred in connection with such litigation, including any appeal therefrom. Amounts expressed in a currency other than U.S. Dollars shall be converted into U.S. Dollars at the exchange rate prevailing on the due date for such payment.

8. LATE PAYMENT PENALTY.

8.1. Penalties for Late Payment. Irrespective of the manner according to which any payments are made pursuant to this License Agreement, any amount overdue shall be payable in U.S. Dollars and shall bear interest calculated pro rata temporis, to the extent permitted by law, at a rate per annum equal to the Fed Funds rate plus a spread of 2% (two per cent) p.a., as such rate is available on the Bloomberg page "BTMM".

9. TERM; DEFAULT; REMEDIES.

9.1. Term. Subject to Sections 9.2, 9.3, 9.4 and 9.5, this License Agreement shall continue in effect indefinitely.

9.2. Termination Upon a Change of Control. This License Agreement may be terminated at any time by either AmBev or Quinsa upon a Change of Control.

9.3. Termination Prior to First Stage Closing Date. Except as otherwise provided in Section 9.2 above, prior to the First Stage Closing Date (as defined in the Stock Purchase Agreement), this License Agreement may be terminated only:

a)       by the mutual written agreement of the Parties; or

b) by AmBev, upon the occurrence of a Bankruptcy Event with respect to Quinsa, and by Quinsa, upon the occurrence of an Bankruptcy Event with respect to AmBev; or

c) subject to Section 9.5, by either Party in the event a circumstance of Force Majeure causes the continuous interruption of any of the production, bottling, distribution, or sale of Licensed AmBev Beer by Quinsa contemplated by this License Agreement for a period of twelve
         (12) consecutive months.

9.4. Termination Following First Stage Closing Date. Except as otherwise provided in Section 9.2 above, for so long as any Person other than AmBev and its Affiliates hold any shares of Quinsa capital stock, this License Agreement may not be terminated at any time after the First Stage Closing Date (as defined in the Stock Purchase Agreement) by any Person for any reason unless such termination is approved by both Parties and by at least one Person who is a member of the Board of Directors and who is not an Affiliate of AmBev; provided that if the Quinsa Board of Directors does not include, at the time of any proposed termination pursuant to this Section 9.4, at least one Person who is not an Affiliate of AmBev, then, this License Agreement may not be terminated pursuant to this Section 9.4.

9.5. Force Majeure. The failure of a Party to perform any of its obligations under this License Agreement, if caused by Acts of God or the public enemy, fire, explosion, perils of the sea, flood, drought, war, riots, hostilities not amounting to war, sabotage, accident, embargo, government priority, requisition or allocation, or other action of any government authority, or by interruption of or delay in transportation, shortage or failure of supply of materials or equipment from normal sources for manufacture of the products specified herein, labor strikes, or by compliance with any order or request of any government or any officer, department, agency, or committee thereof, or any other circumstances of like character beyond the reasonable control of that Party ("FORCE MAJEURE"), shall not subject that Party to any liability to the other. Upon the occurrence of any event of Force Majeure, the Parties shall use their respective best efforts to minimize the effects of such event and to overcome such event as soon as practicable. In the event that this License Agreement is terminated by AmBev pursuant to Section 9.3 (c), then (i) AmBev shall enter into such other arrangements with Quinsa as Quinsa may reasonably request in order to permit Quinsa to continue to obtain the benefits of, and to assume its obligations under, this License Agreement and (ii) immediately upon elimination or termination of the circumstances giving rise to such event of Force Majeure, this License Agreement automatically shall be reinstated and each Party shall execute and deliver such documents as the other Party may reasonably request to evidence such reinstatement. If there should occur an event of Force Majeure and this License Agreement remains in effect, AmBev shall have the right to supply Licensed AmBev Beer to existing customers in the Territory; provided that AmBev shall use its best efforts to provide to Quinsa the economic benefit of such sales of Licensed AmBev Beer and Quinsa shall use its best efforts to reimburse AmBev for any costs of such sales that were borne by AmBev but that, in the absence of such event of Force Majeure, would have been borne by Quinsa under the terms of this License Agreement.

9.6.     Termination and Winding Up.

         a) Repurchase of Inventory. Upon any termination of this License Agreement pursuant to Sections 9.2, 9.3 or 9.4, Quinsa will promptly sell and deliver to AmBev (or AmBev's designee), and AmBev will purchase (or cause to be purchased by its designee) from Quinsa, Quinsa's inventory of applicable culture yeast purchased from AmBev or its designee and, if AmBev so requests in writing within thirty (30) days of such termination, Quinsa will promptly sell and deliver to AmBev (or AmBev's designee) and AmBev will purchase (or cause to be purchased by its designee) from Quinsa the inventory of Licensed AmBev Beer which is still in Quinsa's possession on the date of such request and which Quinsa has not yet sold or committed to a third party as of the date of such request.

b) The purchase price for such products shall be the cost to Quinsa of purchasing or producing such products plus government taxes and duties, transportation and other expenses, if any, paid or incurred by Quinsa thereon which are not refundable to Quinsa (as advised in writing by Quinsa to AmBev). AmBev shall be obligated to purchase only such products as are of marketable or usable quality and shall not purchase any out-of-date products or products that have an expiration date occurring within the following thirty (30) days. To the extent that AmBev does not purchase any inventory of Licensed AmBev Beer, Quinsa shall retain the non-exclusive right to sell, in the Territory, for a period of ninety (90) days following the date of termination of this License Agreement, all Licensed AmBev Beer produced prior to the termination of this License Agreement and all Licensed AmBev Beer in process that was finalized after the termination of this License Agreement as contemplated by this Section 9.6.b). All Licensed AmBev Beer in process as of the date of any termination of this

         License Agreement will be finalized and bottled and shall be incorporated as part of the inventory to be purchased by AmBev or sold by Quinsa, as the case may be, in accordance with the terms of this License Agreement.

c) Upon termination of this License Agreement, all unfilled orders shall be deemed canceled.

9.7. Effect of Termination. If this License Agreement is terminated pursuant to Sections 9.2, 9.3 or 9.4, then, subject to Sections 9.5 and 9.6, Quinsa's right to produce Licensed AmBev Beer shall be automatically and immediately terminated. Promptly after such termination, subject to Sections 9.5 and 9.6,
(i) at AmBev's option, Quinsa shall resell to AmBev and AmBev shall purchase from Quinsa at cost the cultured yeast purchased from AmBev hereunder, or Quinsa shall destroy such cultured yeast at AmBev's expense and AmBev shall reimburse Quinsa for the cost thereof previously paid by Quinsa, and (ii) Quinsa shall not use or make any reference to the Marks, nor use any label, package, promotional item, or product ornamentation with respect to the sale of any product of any kind whatsoever that is confusingly similar to the labels, packages, promotional items, or product ornamentation used in connection with Licensed AmBev Beer. Subject to Sections 9.5 and 9.6, upon termination of this License Agreement, (i) all rights granted to Quinsa to use the Marks shall terminate immediately and Quinsa agrees that it shall make no further use of the Marks; (ii) Quinsa shall return to AmBev all Technical Industrial Information, as well as all unused labeling, packaging, product ornamentation, advertising, promotional items and the like bearing any of the Marks; and (iii) Quinsa shall take whatever action may reasonably be requested by AmBev to confirm that all rights to use the Marks have reverted to AmBev or its designee, including, where appropriate, the execution of such assignments and confirmatory documents as may be reasonably requested by AmBev. In addition, subject to Sections 9.5 and 9.6, Quinsa shall return to AmBev all Confidential Information as required pursuant to Section 7.3, and not thereafter use any Confidential Information. Subject to Sections
9.5 and 9.6, AmBev shall be entitled to take all steps necessary for the removal of the name of Quinsa as an authorized user of the Marks from all governmental registries, if applicable, without opposition or hindrance from Quinsa, and Quinsa shall cooperate by signing all necessary documentation submitted by AmBev and taking all necessary action to this effect.

9.8. Survival of Certain Obligations. Upon termination of this License Agreement in accordance with its terms, the rights and obligations of the Parties to each other hereunder shall terminate; provided that:

a) the provisions of Sections 4, 6.1 (d), 7.2 through 7.5, 9.5, 9.6, 9.7, 10.1, 10.2, 10.3, 11.1, 12.1 and 13.1 through 13.8 shall survive such termination;

b) any and all rights as to which a Party shall have provided written notice to the other Party prior to such termination (including in respect of alleged breaches of representations or covenants herein shall survive.

10. INDEMNIFICATION.

10.1. Each Party shall indemnify the other Party and its Representatives ("OTHER INDEMNIFIED PERSONS") from, and shall hold the other party and the Other Indemnified Persons harmless against all loss, cost, liability, damage or expense (each, a "LOSS") which may be imposed upon or reasonably incurred by such other Party or Other Indemnified Person, including reasonable attorney's fees and disbursements and reasonable settlement payments, in connection with any claim, action or other proceeding or threat thereof (including fines and other governmentally imposed charges), made or instituted in which the other Party or any Other Indemnified Person may be involved by reason of:

         In the case of AmBev:

a) any Loss, including, without limitation, a Loss arising from a product liability claim, arising out of Quinsa's production, bottling, distribution, marketing, sale and/or resale of Licensed AmBev Beer, except where, and only to the extent that, such Loss is primarily caused by any defect in the AmBev Recipes;

b) any Loss caused primarily by any advice or determination made by Quinsa under this License Agreement or in connection with the production, bottling, distribution, marketing, sale and/or resale by Quinsa of Licensed AmBev Beer which is knowingly false or misleading; or

c)       any tortious act on the part of Quinsa.

         In the case of Quinsa:

a) any Loss, including, without limitation, a Loss arising from a product liability claim relating to Licensed AmBev Beer to the extent, but only to the extent, that such Loss is primarily caused by any defect in the AmBev Recipes; or

b)       any tortious act on the part of AmBev.

10.2. Notwithstanding anything to the contrary set forth herein, Quinsa shall have no liability to AmBev for any breach by Quinsa of any provision hereof (a) to the extent that such breach is solely and directly attributable to any decision, action, failure to decide or failure to act by any person or persons who serve as directors of Quinsa and who were nominated or elected, directly or indirectly, by AmBev or its Affiliates (collectively, the "AMBEV DIRECTORS") or
(b) to the extent that such breach occurs or continues after the First Stage Closing Date.

11. NOTICES.

11.1. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or fax, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                     (i) if to Quinsa,

                     Teniente General Peron 667
                     Buenos Aires, Argentina, 1038

                     Attention: Chief Executive Officer

                     with a copy to:

                     Davis Polk & Wardwell
                     450 Lexington Avenue
                     New York, New York, 10017,

                     Attention: Diane Kerr; and

                     (ii) if to AmBev,

                     Companhia de Bebidas das Americas -- AmBev
                     Rua Dr. Renato Paes de Barros, n(0)1.017, 3(0)andar cjs. 31 e 32
                     04530-000 Sao Paulo, SP
                     Brazil

                     Attention: Chief Financial Officer

                     with a copy to:

                     Cravath, Swaine & Moore
                     Worldwide Plaza
                     825 Eighth Avenue
                     New York, New York  10019

                     Attention: David Mercado

12. GOVERNING LAW.

12.1. Governing Law. This License Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

13. MISCELLANEOUS.

13.1. Severability. If any provision of this License Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

13.2. Assignment. Except as contemplated by Section 13.11, neither Party may assign this License Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party, and any assignment without such consent of AmBev shall be void; except that AmBev shall have the unrestricted right to assign this License

Agreement to any of its Affiliates without the prior written consent of Quinsa, provided that no such assignment shall relieve AmBev of its obligations hereunder.

13.3. No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.4. Further Assurances. Each Party agrees to do all acts and things and to make, execute and deliver such further written instruments, as may from time to time be reasonably required to carry out the terms and provisions of this License Agreement.

13.5. No Agency. No provision of this License Agreement shall be construed as authorizing any Party to act as an agent for the other, or to make representations on behalf of the other nor bind any other Party in any manner whatsoever.

13.6. Amendment. This License Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

13.7. No Third Party Beneficiaries. Subject to the provisions of Section 7.1.h) and except for the Quinsa Licensees, CBB and any other Subsidiary of AmBev contemplated in Section 13.12, this Agreement shall be binding upon and for the sole benefit of the Parties hereto and their respective legal representatives and permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties hereto and such legal representatives and permitted successors and assigns, any legal or equitable rights hereunder.

13.8.    Arbitration.

a) Any and all differences, controversies and disputes of any nature whatsoever arising out of or relating to this License Agreement, including without limitation any dispute relating to its validity, interpretation, performance or termination, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The arbitration proceedings shall be conducted in the English language and the seat of the arbitration shall be New York City. The arbitrators appointed in connection herewith shall be knowledgeable in the laws of the State of New York and fluent in the English language.

b) All submissions and awards in relation to arbitration under this Agreement shall be made in English, and all arbitration proceedings and all pleadings shall be in English. Witnesses not fluent in English may give evidence in their native tongue (with appropriate translation). Original documents in a language other than English shall be submitted as evidence in English translation accompanied by the original or true copy thereof.

c) The procedural rules governing arbitration hereunder shall be established by the arbitrators; provided that (i) each party may call upon the other party to supply the arbitrators with documents in such other party's control relevant to the dispute; (ii) each party shall be entitled to present the oral testimony of witnesses as to fact and expert witnesses; (iii) each party shall be entitled to question directly any witnesses who present testimony to the arbitrators; and
         (iv) at the request of any party, a written transcript in English shall be made of each hearing before the arbitrators and shall be furnished to the parties. The arbitrators may, at the request of any party, order provisional or conservatory measures; provided that to the extent necessary to prevent irreparable damage any party may petition any court of competent jurisdiction for a preliminary injunction, temporary restraining order or other interim equitably relief pending the appointment of the arbitrators in accordance with Section 13.8.a) and action by the arbitrators upon any request for provisional or conservatory measures.

d) Each party participating in such arbitration shall pay its own legal fees and expenses incurred in connection with the arbitration and the expense of any witness produced by it. The cost of any stenographic record and all transcripts thereof shall be prorated equally among all parties ordering copies and shall be paid by the parties directly to the reporting agency. All other expenses of the arbitration, including required traveling and other expenses and fees of the arbitrators and the expenses of any witness or the cost of any proof produced at the request of the arbitrators, shall be borne as determined by the arbitrators.

e) Any award shall be final and not subject to appeal and the parties waive all rights to challenge any award of the arbitrators under this
         Section 13.8. Any award may be entered or presented by any of the parties for enforcement in any court of competent jurisdiction sitting in New York City, and the parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of any award. Each party further agrees that service of any process, summons, notice or document in the manner provided for notices in Section 11 shall be effective service for purposes of any such enforcement action.

13.9. Counterparts. This License Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties. An executed counterpart of this License Agreement delivered by fax shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

13.10. Liability for Representatives. Each Party shall ensure that it, and its Representatives observe and perform all of such Party's covenants, representations or warranties set forth in this License Agreement and each such Party shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its Representatives from breaching such covenants, representations or warranties, including, but not limited to, any prohibited or unauthorized disclosure or use of Confidential Information.

13.11. Sub-License. AmBev hereby grants to Quinsa the right to sub-license the rights granted to Quinsa pursuant to this License Agreement to, and only to, Quinsa International (Bermuda) Ltd and its Subsidiaries, including any such Subsidiary that is acquired or created after the date hereof and that does business in any portion of the Territory (the "QUINSA LICENSEES") in the relevant jurisdiction or jurisdictions within the Territory in which such Quinsa Licensee is incorporated or does business; provided, however, that:

a) each Quinsa Licensee shall enter into a sub-license agreement with Quinsa and AmBev and/or one or more of its Subsidiaries as intervening parties (a "SUB-LICENSE AGREEMENT"), and each such Sub-License Agreement shall: (i) have terms and conditions identical to those set forth in this License Agreement, including, without limitation, governing law and arbitration, except for such terms and conditions that would not be valid or enforceable in accordance with the laws of the jurisdiction of incorporation of the relevant Quinsa Licensee or the jurisdiction or jurisdictions in which the relevant Quinsa Licensee does business, the relevant Quinsa Licensee. In the event that any provision of this License Agreement shall be deemed invalid or unenforceable in any such jurisdiction, AmBev and Quinsa (on behalf of such Quinsa Licensee) shall negotiate in good faith to replace the invalid or unenforceable provision to the greatest extent possible with another valid provision that will achieve the economic effect intended by this License Agreement; (ii) grant AmBev and Quinsa (or the Quinsa Licensees) rights at least identical to those granted to them pursuant to this License Agreement in the relevant portion of the Territory to be covered by the respective Sub-License Agreement; and
         (iii) be immediately and automatically terminated, without any liability on the part of AmBev arising out of such termination, in the event of termination of this License Agreement for any reason whatsoever, or in case the relevant Quinsa Licensee ceases to be a Subsidiary of Quinsa; provided that AmBev shall not be liable to any Quinsa Licensees because of such termination;

b) no Quinsa Licensee shall have the right to sub-license the rights granted to it pursuant to the relevant Sub-License Agreement;

c) Quinsa shall provide AmBev with a copy of all communications and other correspondence exchanged with the Quinsa Licensees relating to the performance by the Quinsa Licensees of their obligations or the exercise by the Quinsa Licensees of their rights, under the applicable Sub-License Agreement, with this License Agreement or any of the Sub-License Agreements;

d) (i) no Sub-License Agreement shall limit or affect Quinsa's obligations hereunder, and Quinsa shall remain liable for all of its obligations hereunder, and (ii) Quinsa shall be jointly and severally liable for the performance of all obligations of any Quinsa Licensee under the relevant Sub-License Agreement; and

e) it is understood and agreed that the obligations of Quinsa arising under this License Agreement may be carried out directly by Quinsa or indirectly through the Quinsa Licensees pursuant to the Sub-License Agreements.

13.12. AmBev Rights and Obligations. It is understood and agreed that, notwithstanding any provision of this License Agreement to the contrary, all intellectual property rights licensed by AmBev to Quinsa hereunder, including, without limitation, the rights to the Marks, AmBev Recipes and Technical Industrial Information, are owned by Subsidiaries of AmBev, and that the rights and obligations of AmBev arising under this License

Agreement may be carried out directly by AmBev or indirectly through its Subsidiaries. By executing this Agreement, Companhia Brasileira de Bebidas ("CBB"), a Subsidiary of AmBev, hereby agrees to carry out the rights and obligations of AmBev under this License Agreement to the extent that CBB is the owner of the Marks and the other Intellectual Property licensed hereby. In addition, unless the context otherwise requires, any reference contained in this License Agreement to AmBev shall be deemed to include AmBev and its Subsidiaries; provided that AmBev shall remain responsible for the performance of its obligations hereunder.

13.13.   Representations And Warranties

13.13.1. AmBev represents and warrants that:

(a) it has all requisite corporate power and authority to execute and deliver this License Agreement and to consummate the transactions contemplated hereby;

(b) AmBev's execution and delivery of, and performance of its obligations under, this License Agreement has been duly and validly authorized by all requisite action on the part of the AmBev, and this License Agreement constitutes a valid and binding obligation of AmBev, enforceable against it in accordance with its terms, except as enforceability hereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity;

(c) the execution, delivery and performance by AmBev of this License Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not (a) violate in any material respect any constitution, law, statute, treaty, rule, ordinance, permit, certificate directive, requirement regulation or order of any federal, state, municipal, or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal, to which AmBev or any of its Subsidiaries or any of its assets is subject, (b) violate any provision of the memorandum and articles of association and other organizational documents of AmBev or any of its Subsidiaries, (c) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material contract or agreement to which the AmBev or any of its Subsidiaries is a party or by which any of its respective assets is bound or
(d) result in the imposition of any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written, upon any of the assets of AmBev or any of its Subsidiaries; and

(d) no approval, authorization, order or consent of, declaration to, or registration or filing with, any Governmental Entity is required for the valid execution and delivery by it of this License Agreement or the performance of its obligations hereunder.

13.13.2. Quinsa represents and warrants that:

(a) it has all requisite corporate power and authority to execute and deliver this License Agreement and to consummate the transactions contemplated hereby;

(b) Quinsa's execution and delivery of, and performance of its obligations under, this License Agreement has been duly and validly authorized by all requisite action on the part of Quinsa, and this License Agreement constitutes a valid and binding obligation of Quinsa, enforceable against it in accordance with their terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity;

(c) the execution, delivery and performance by Quinsa of this License Agreement, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof do not (a) violate in any material respect any constitution, law, statute, treaty, rule, ordinance, permit, certificate directive, requirement regulation or order of any federal, state, municipal, or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal, to which the Quinsa or any of its Subsidiaries or any of its assets is subject, (b) violate any provision of the memorandum and articles of association and other organizational documents of Quinsa or any of its Subsidiaries, (c) assuming that Quinsa enters into a Sub License Agreement with its Subsidiary Quilmes International (Bermuda) Limited ("QIB") as contemplated by Section 13.11 conflict with is impaired by, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material contract or agreement to which the Quinsa or any of its Subsidiaries is a party or by which any of its respective assets is bound or (d) assuming that Quinsa enters into a Sub License Agreement with QIB as contemplated by Section 13.11 result in the imposition of any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written, upon any of the assets of Quinsa or any of its Subsidiaries; and

(d) no approval, authorization, order or consent of, declaration to, or registration or filing with, any Governmental Entity is required for the valid execution and delivery by it of this License Agreement or the performance of its obligations hereunder; and

(e) it has all material permits and licenses necessary to perform its obligations pursuant to this License Agreement as in existence on the date hereof.

14. DEFINITIONS.

14.1. As used herein, the following terms, which may not be otherwise defined herein, shall have the meanings specified below (equally applicable to both the singular and plural forms):

a) "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

b) "AGREEMENT YEAR" means: (a) for the year 2003, the period commencing on the Effective Date and ending on December 31, 2003; and (b) for each subsequent year after 2003, the twelve-month period commencing on January 1 of such year and ending on December 31 of such year; provided, however, that in the event of termination of this License agreement, the Agreement Year shall end on the date of termination.

c)       "AMBEV DIRECTORS" has the meaning ascribed to it in Section 11.3.

d) "AMBEV RECIPES" means those Beer-related formulae and processes specified by AmBev for use by Quinsa in connection with the production of Licensed AmBev Beer.

e) "ATTACHMENT" means an attachment to this License Agreement, as amended from time to time in accordance with the provisions of this License Agreement. The list of Attachments to this License Agreement is the following:

         Attachment A - Marks

         Attachment B - List of breweries currently operated or owned by Quinsa

         Attachment C - List of Quinsa Licensees

         Attachment D - Form of monthly reports

f) "BAC" means Beverage Associates (BAC) Corp., a British Virgin Islands corporation.

g) "BANKRUPTCY EVENT" means with respect to either Party (a) a declaration, judgment or order of bankruptcy by a court against such Party under any applicable bankruptcy or insolvency laws, including laws applicable in the Territory, as now existing or as hereafter amended or becoming effective, or (b) the dissolution or liquidation of such Party.

h)       "BRAZILIAN BEER" has the meaning ascribed to it in Section 2.1.a).

i)       "BEER" means any fermented alcoholic or non-alcoholic malt beverage.

j) "BUDGET YEAR" means: (a) for the year 2003, the period commencing on the date of approval of the budget for Quinsa for the year 2003 by the Board of Directors and ending on December 31, 2003; and (b) for each subsequent year after 2003, the twelve-month period commencing on January 1 of such year and ending on December 31 of such year.

k) "CHANGE OF CONTROL" means that the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of a majority in the aggregate of the total voting power of the voting stock of Quinsa, whether as a result of issuance of securities of Quinsa, any merger, consolidation, liquidation or dissolution of Quinsa, any direct or indirect transfer of securities by any Permitted Holder or otherwise; provided that for purposes of this definition, (i) the Permitted Holders shall be deemed to beneficially own any voting stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of the parent entity; and (ii) BAC shall be deemed to own, without duplication, all Remaining Shares (as defined in the Stock Purchase Agreement) held by the Escrow Agent (as defined in the Escrow Agreement dated as of January 31, 2003 among AmBev, Quinsa and BAC, hereinafter the "ESCROW AGREEMENT") from time to time under the Escrow Agreement and all Remaining Shares pledged to AmBev under the Share Pledge Agreement dated as of January 31, 2003 among AmBev, BAC and Quinsa (the "SHARE PLEDGE AGREEMENT").

l)       "COMMERCIAL BREWING" means production of Licensed AmBev Beer for sale.

m) "CONFIDENTIAL INFORMATION" refers to confidential, non-public or proprietary information disclosed by or on behalf of AmBev to or for the benefit of Quinsa, including information generated by computer and stored on hard disk, floppy diskettes or any other electronic medium, including, without limitation, any such information relating to: (i) the Marks and Intellectual Property, (ii) Licensed AmBev Beer, (iii) Technical Industrial Information; and (iv) any information covered by the following categories and not by the three categories aforementioned: AmBev's or any of its Affiliates' research, strategic plans, development, product design, engineering data, specifications, processes, formulations, production operations or techniques, equipment layout, planning, purchasing, accounting, finance, selling, marketing, market research, promotional plans, customers, suppliers, and other information of a similar nature. Confidential Information may include designs, specifications and know-how in which AmBev, its Affiliates or their suppliers or subcontractors have proprietary interests, or with respect to which AmBev or any of its Affiliates has an obligation to third parties to maintain in confidence. Confidential Information also refers to any analyses, compilations and documents containing any of the information referred to above, whether prepared by the Parties or others. Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is widely known in the industry at the time of disclosure (other than as a result of disclosure by Quinsa or its Representatives); (b) is lawfully in the possession of Quinsa prior to its disclosure, as evidenced by Quinsa's written materials; or (c) has been lawfully obtained by Quinsa from a third party or third parties who were not in breach of any nondisclosure obligation to Quinsa or AmBev or any of AmBev's Affiliates.

n) "EFFECTIVE DATE" means the date upon which this License Agreement is duly executed by both Parties.

o) "F.O.B." shall have the meaning attributed to in the Incoterms published by the International Chamber of Commerce.

p)       "FORCE MAJEURE" has the meaning ascribed to it in Section 9.5.

q) "GOVERNMENTAL ENTITY" means any national, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign;

r) "INTELLECTUAL PROPERTY" means all matters and things involving intellectual property as the term is used and understood in the trade pertaining to Beer or the method of manufacture or advertising and promotion of Beer, including but not limited to the Marks, AmBev Recipes, Confidential Information and Technical Industrial Information as well as any related patents, copyrights (including copyright rights in the packaging, labeling, ornamentation, advertising and promotional activities, plans and materials , including any marketing plans, for
         Beer) and other related intellectual property rights.

s)       "LICENSED AMBEV BEER" has the meaning ascribed to it in Section 1.2.a).

t)       "LOSS" has the meaning ascribed to it in Section 10.

u)       "MARKETING MANAGER" has the meaning ascribed to it in Section 3.2.

v) "MARKETING PLAN" means the marketing plan approved in accordance with the provisions set forth in Section 3.4 of this License Agreement.

w) "MARKETING COSTS" means all payments by Quinsa to third parties in connection with: (i) the advertisement and development of name recognition of Licensed AmBev Beer in the Territory; (ii) the development and implementation of polices regarding the position of Licensed AmBev Beer and the general creative strategy to be used for the marketing and promotion of Licensed AmBev Beer in the Territory;

         (iii) the promotion of actual sales of, and consumer interest in, Licensed AmBev Beer in the Territory; and (iv) the implementation of trade and promotional activities relating to Licensed AmBev Beer including, without limitation, UTC promotional activities, POS material, sponsorships, merchandisers and IDA's related to supermarket costs; provided that, Marketing Costs shall include only net expenses and shall not include value added taxes and other recoverable taxes, or, in relation to Quinsa, except to the extent expressly permitted in the Marketing Plan, the costs of employees or other overhead costs, costs of price promotions such as bonuses and discounts, or costs of head office promotional support, commissions or rebates.

x) "MARKS" means all trademarks, service marks or trade names owned by, AmBev and its Affiliates and used in connection with the production, marketing, distribution or sale of Beer now or at any time prior to the termination of this License Agreement, including but not limited to those listed on Attachment A hereto. In addition, for purposes of Sections 4.1(c), 4.1(g), 4.3, 9.7, the term "Marks" shall also include any variations on the Marks, including variations not permitted by this License Agreement, any marks confusingly similar to the Marks and any Intellectual Property.

y)       "OTHER INDEMNIFIED PERSONS" has the meaning ascribed to it in Section
         10.

z) "PARTY" or "PARTIES" means either or both of the signatories of this License Agreement.

aa) "PERMITTED HOLDERS" means either AmBev and its Affiliates, as a group, or AmBev together with BAC; provided that for purposes of this definition, (i) the Permitted Holders shall be deemed to beneficially own any voting stock of an entity (the "specified entity") held by any other entity (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the total voting power of the voting stock of the parent entity; and (ii) BAC shall be deemed to own, without duplication, all Remaining Shares (as defined in the Stock Purchase Agreement) held by the Escrow Agent (as defined in the Escrow Agreement) from time to time under the Escrow Agreement and all Remaining Shares pledged to AmBev under the Share Pledge Agreement.

bb) "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

cc)      "QUINSA LICENSEES" has the meaning ascribed to it in Section 13.11.

dd) "QUINSA BOARD OF DIRECTORS" means the board of directors of Quinsa at any time, and from time to time.

ee) "REPRESENTATIVES" of any Person means the Affiliates, directors, officers, employees, agents, advisors and representatives of such Person.

ff)      "SALES MANAGER" has the meaning ascribed to it in Section 3.3.

gg) "SHARE EXCHANGE AGREEMENT" has the meaning ascribed to it in the preamble of this License Agreement.

hh) "SHAREHOLDERS' AGREEMENT" means the shareholders' agreement to be executed among Quinsa, AmBev and Beverage Associates Corporation, as provided in Exhibit F to the Stock Purchase Agreement.

ii) "STOCK PURCHASE AGREEMENT" means the stock purchase agreement dated as of May 1st, 2002, between AmBev and BAC.

jj)      "SUB-LICENSE AGREEMENTS" has the meaning ascribed to it in Section
         13.11.a).

kk) "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first Person or by another subsidiary of such first Person.

ll) "TECHNICAL INDUSTRIAL INFORMATION" refers to information or data disclosed by or on behalf of AmBev to or for the benefit of Quinsa and its Affiliates relating to: (i) the manufacturing processes related to the production of Licensed AmBev Beer and (ii) the AmBev Recipes; and
         (iii) in the event AmBev licenses new products to Quinsa, such new products of AmBev or its Affiliates and their formulation, as soon as commercially marketed by AmBev or its Affiliates. It is understood, however, that Technical Industrial Information does not include the following: (a) information and data which AmBev or its Affiliates does not have a right to disclose or the disclosure of which would require the payment of compensation to a third party; and (b) any other technology used by AmBev or its Affiliates in Brazil or elsewhere or held by AmBev or its Affiliates under a confidentiality or similar agreement with a third party.

mm) "TERRITORY" means Argentina, Paraguay, Uruguay, Bolivia and Chile and any other country or region in which the Parties hereafter mutually agree to do business together and jointly decide to include in the definition of Territory.

nn) "U.S." means all that geographical area encompassing the United States of America, including its territories, dependencies and possessions.

                  IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the day and year first written above.

Quilmes Industrial (Quinsa) Societe Anonyme

________________________________________

Name: /s/ Jacques-Louis de Montalembert              /s/ Agustin Garcia Mansilla
Title: Chairman                                      Chief Executive Officer

Companhia de Bebidas das Americas - AmBev
________________________________________

Name: /s/ Magim Rodriguez Jr.                        /s/ Luis Felipe Dutra Leite
Title:   CEO                                                  CFO

Companhia Brasileira de Bebidas - CBB

________________________________________

Name: /s/ Magim Rodriguez Jr.                        /s/ Luis Felipe Dutra Leite
Title: